Exhibit (a)(1)(K)

LETTER TO CLIENTS

Amended and Restated Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 15, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE and Time”).

October 30, 2023

To Our Clients:

Enclosed for your consideration is an Amended and Restated Offer to Purchase, dated October 30, 2023 (the “Offer to Purchase”) and the related revised Letter of Transmittal and the related revised Notice of Guaranteed Delivery (which three documents, including any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”) to purchase all of the issued and outstanding common shares, par value $0.01 per share (the “Common Shares”), of Performance Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Stockholders’ Rights Agreement, dated as of December 20, 2021, between the Company and Computershare Inc. as Rights Agent (as it may be amended from time to time, the “Rights Agreement”)), for $3.00 per Share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer price is $3.00 per Share, without interest, in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2.	The Offer is being made for all of the issued and outstanding Shares.

3.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 15, 2023, UNLESS THE OFFER IS EXTENDED.

4.	The Offer is not conditioned upon the Offeror obtaining any financing or upon any due diligence review of the Company. The Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of the following conditions, along with the other conditions described in Section 14 of the Offer to Purchase: (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof); (ii) either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates; (iii) the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror; (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of October 10, 2023, (d) the warrants outstanding as of October 10, 2023 (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after October 11, 2023), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of October 10, 2023) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of October 10, 2023, and (2) any options to purchase Shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after October 11, 2023 in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after October 11, 2023, have been issued other than in the ordinary and usual course of business, consistent with past practice); and (g) the Remedial Rights (as defined below) and the Remedial Shares (as defined below) (with none of the Remedial Shares having been issued); (v) either (a) (1) Section 4 of the Certificate of Designation, preferences and rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) shall no longer be in effect, (2) any and all shares of the Series C Preferred Stock held as of October 11, 2023 by any of Mango Shipping Corp. (“Mango”), Mitzela Corp. (“Mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any “affiliate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the United States Securities and Exchange Act of 1934, as amended of any of the foregoing (collectively, the “Insider Holders”), and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled for no consideration and (3) no other shares of Series C Preferred Stock shall be outstanding; or (b) (1) there shall have been issued upon each Share outstanding from time to time an uncertificated right (which such right shall be stapled to the associated Share and shall, immediately and solely following the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, be freely exercisable at any time in exchange for nominal consideration ( and shall not be exercisable prior to the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, and shall not be subject to involuntary redemption or repurchase)) (each, a “Remedial Right”) to purchase such number of shares of Series C Preferred Stock (and/or such number of shares of a new class of preferred stock of the Company) (the “Remedial Shares”) that would, once issued to the holder of such Share, put the holder of such Share in the same economic, voting, governance and other position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration, (2) no Remedial Shares (or rights to acquire Remedial Shares other than the Remedial Rights) shall have been issued to any Insider Holder or any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder and (3) any Remedial Right beneficially owned from time to time by any Insider Holder, any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder or any direct or indirect transferee of an Insider Holder or of any such “associate” shall be rendered unexercisable pursuant to the definitive documentation for such Remedial Rights; (vi) the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a) shall have been validly cancelled or (b) shall not have been amended, and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by the Offeror, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by the Offeror or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by the Offeror). The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase.

5.	Shareholders of record who hold Shares registered in their own name and tender their Shares directly to Continental Stock Transfer & Trust Company (the Tender Offer Agent) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 13 of the Letter of Transmittal, share transfer taxes, if any, on the purchase of the Shares by the Offeror pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the Expiration Date and Time. In the event that any Remedial Rights are issued, since such Remedial Rights are required to be uncertificated and stapled to the associated Shares, a tender of your Shares will also constitute a tender of the associated Remedial Rights.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery and any supplements and amendments thereto. The Offeror has stated that it is not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. The Offeror has also stated that if it becomes aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, it will make a good faith effort to comply with the applicable law. If, after such good faith effort, it cannot comply with the applicable law, the Offeror has stated that the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Instructions with Respect to the

Amended and Restated Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase, dated October 30, 2023 (the “Offer to Purchase”) and the related revised Letter of Transmittal and related revised Notice of Guaranteed Delivery (which three documents, including any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”) to purchase all of the issued and outstanding common shares, par value $0.01 per share (the “Common Shares”), of Performance Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Stockholders’ Rights Agreement, dated as of December 20, 2021, between the Company and Computershare Inc. as Rights Agent (as it may be amended from time to time)), for $3.00 per Share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instructs you to tender to the Offeror the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered: ____________ Shares* Date: _______________________________________________
SIGN HERE
Signature(s)
(Print Name(s))
(Print Address(es))
(Area Code and Telephone Number(s))
(Taxpayer Identification or Social Security Number(s)

* Unless otherwise indicated, it will be assumed that all of the undersigned’s Shares held by you for the undersigned’s account are to be tendered.

The method of delivery of this document is at the risk of the undersigned. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING THE UNDERSIGNED’S ACCOUNT, NOT TO Continental Stock Transfer & Trust Company (THE TENDER OFFER AGENT), Innisfree M&A Incorporated (tHE INFORMATION AGENT), OFFEROR, THE COMPANY, The Depository Trust Company, OR ANY AFFILIATE OF ANY OF THE FOREGOING.